Exhibit 99.1

FOR IMMEDIATE RELEASE
December 11, 2013	NYSE MKT-REI

RING ENERGY, INC. ANNOUNCES COMPLETION OF PUBLIC

COMMON STOCK OFFERING OF 5,750,000 SHARES

Midland, TX December 11, 2013 – Ring Energy, Inc. (NYSE MKT: REI) (the “Company”) today announced that it has completed the sale of 5,750,000 shares of its common stock, including 750,000 shares covering the over-allotment option exercised by the underwriters, resulting in gross proceeds of $57.5 million and estimated net proceeds of approximately $54.3 million, after deducting underwriting commissions and estimated offering expenses payable by the Company.

SunTrust Robinson Humphrey, Inc. acted as sole book-running manager, and Capital One Securities, Inc., Global Hunter Securities, LLC, Euro Pacific Capital Inc., IBERIA Capital Partners L.L.C., Noble Financial Capital Markets, Northland Capital Markets, and Roth Capital Partners, LLC, acted as co-managers for the offering.

The Company intends to use the net proceeds from the offering to fund drilling and development of its properties, to pay for additional leases of oil and gas properties, to pay down borrowings under its credit facility, and to pay for acquisitions of oil and gas properties in and around existing properties.

The offering was made pursuant to a prospectus filed as part of an effective registration statement on Form S-1 filed with the Securities and Exchange Commission. Before investing, prospective investors should read the prospectus, when available, and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from SunTrust Robinson Humphrey, Inc., at STRH Prospectus Department, 3333 Peachtree Rd., NE, Atlanta, GA 30326, or may be requested by telephone at 404-926-5744 or by e-mail at STRH.Prospectus@SunTrust.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the shares of common stock will be made only by means of a prospectus.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas. The Company’s primary drilling operations target the Central Basin Platform in Andrews and Gaines Counties, Texas. For more information about the Company, please go to www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012, its Form 10-Q for the quarter ended September 30, 2013, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447